Pacific Copper Corp

Andrew Brodkey
President and CEO
ABrodkey@kriyah.com

520.989.0021

3040 North Campbell Ave #110
Tucson, Arizona 85710

September 13, 2010

United States Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20649

Re: Pacific Copper Corp. (the "Company")
Form l0-K for Fiscal Year Ended October 31, 2009
Filed February 10, 2010
Fe No. 0-52495

Gentlemen:

This response is submitted under the Closing Comments of your letter to the Company dated August 10, 2010, which required that the Company provide a written statement acknowledging certain items set forth in your letter.

Accordingly, the Company hereby acknowledges as follows:

- the Company is responsible for the adequacy and accuracy of the disclosure in the filing;
- staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and
- the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

PACIFIC COPPER CORPORATION

By: [signature]
Andrew Brodkey, CEO